Exhibit 3.1
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CRESTWOOD MIDSTREAM PARTNERS LP
     This Second Amendment to the Second Amended and Restated Agreement of Limited Partnership (this “Amendment”) of Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), is executed effective as of the 1st day of April, 2011, by Crestwood Gas Services GP LLC, a Delaware limited liability company (the “General Partner”), as the sole general partner of the Partnership. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement (as defined below).
     WHEREAS, the undersigned General Partner entered into that certain Second Amended and Restated Agreement of Limited Partnership, dated as of February 19, 2008, as amended by that certain First Amendment to the Second Amended and Restated Agreement of Limited Partnership, dated as of October 4, 2010 (the “Partnership Agreement”);
     WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
     WHEREAS, Section 13.1(h) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone;
     WHEREAS, the Board of Directors of the General Partner has determined that the standards specified in Sections 13.1(g) or 13.1(h) are satisfied with respect to the amendments to be made by this Amendment;
     WHEREAS, the Partnership has entered into a Class C Unit Purchase Agreement, dated as of February 18, 2011 (the “Unit Purchase Agreement”), with the purchasers listed on Schedule 2.1 thereto (collectively, the “Unit Purchasers”);
     WHEREAS, the Unit Purchase Agreement obligates the Partnership to issue Limited Partner Interests to be designated as Class C Units having the terms set forth herein;

     WHEREAS, in connection with the entry into the Unit Purchase Agreement, the Partnership and the Unit Purchasers have entered into a Registration Rights Agreement, dated as of the date hereof, under which the Unit Purchasers may from time to time be issued Class C Units in lieu of cash as liquidated damages and in lieu of quarterly distributions; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Limited Partner Interests designated as “Class C Units,” (ii) provide for the economic uniformity of the Class C Units, the PIK Units, and any other Partnership Securities that may be issued in connection with the Class C Units, and (iii) provide for such other matters as are provided herein.
     NOW, THEREFORE, in consideration of the execution of the Partnership Agreement and this Amendment, and the benefits and advantages to be derived therefrom, the General Partner, pursuant to Article XIII of the Partnership Agreement, hereby amends the Partnership Agreement as follows:
     1. Article I of the Partnership Agreement is hereby amended to add or restate, as applicable, the following definitions:
     “Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class C Units in this Agreement.
     “Class C Unit Distribution” means any distribution payable to each Class C Unit, determined in accordance with Sections 6.4(a)(i), 6.4(a)(ii), 6.4(a)(iv), 6.4(a)(v), 6.4(a)(vi), 6.4(a)(vii), 6.4(b)(i), 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(iv), 6.4(b)(v) and 6.5.
     “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit, Class B Unit, Class C Unit or PIK Unit prior to its conversion into a Common Unit pursuant to the terms hereof; provided that, notwithstanding the foregoing each Class C Unit shall be deemed a Common Unit (whether converted or not) with respect to any voting, approval or consent rights conferred upon Common Units in this Agreement including pursuant to Sections 4.7, 7.9(a), 11.1(b), 11.2, and 12.3 (i.e., Common Units and Class C Units shall vote together as a single class, except that Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law).
     “Conversion Date” means the date that is the earliest of (i) the second anniversary of the initial issuance of Class C Units pursuant to the Unit Purchase Agreement, and (ii) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted, which such notice shall be delivered upon the determination of the General Partner.

     “Converted Class C Units” has the meaning assigned to such term in Section 6.1(d)(x)(C).
     “Incentive Distributions” means any amount of cash or deemed cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).
     “Issue Price” means the price at which a Unit is purchased from the Partnership, net of any sales commission or underwriting discount charged to the Partnership. Each PIK Unit shall have an Issue Price determined in accordance with Section 5.12(d)(iv) or Section 5.12(d)(v), as applicable. Each Class C Unit issued pursuant to the Registration Rights Agreement shall have an Issue Price equal to the amount of cash in lieu of which such Class C Unit is issued.
     “Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units, Class C Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.
     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, Class B Units, Class C Units, General Partner Units and Incentive Distribution Rights.
     “PIK Distribution Amount” has the meaning assigned to such term in Section 5.12(d)(i).
     “PIK IDR Distribution Amount” has the meaning assigned to such term in Section 5.12(d)(v).
     “PIK Payment Date” has the meaning assigned to such term in Section 5.12(d)(iii).
     “PIK Unit” means a Class C Unit that may be issued by the Partnership in lieu of cash distributions in respect of the Class C Units (or Incentive Distributions, as applicable) pursuant to Section 5.12(d).
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Partnership and the Unit Purchasers.
     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units, Class B

Units or Class C Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
     “Retained Converted Class C Units” has the meaning assigned to such term in Section 5.5(c)(iii).
     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     “Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit, a Class B Unit or a Class C Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Subordinated Units, Class B Units and Class C Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     “Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units and Class C Units, if any, (excluding Common Units and Class C Units owned by the General Partner and its Affiliates), voting as a single class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and

(ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, Class B Units, if any, and Class C Units, if any, voting as a single class.
     “Unit Purchase Agreement” means the Class C Unit Purchase Agreement, dated as of February 18, 2011, between the Partnership and the Unit Purchasers.
     “Unit Purchasers” means the purchasers listed on Schedule 2.1 to the Unit Purchase Agreement.
     2. Section 4.1 of the Partnership Agreement is hereby amended and restated as follows:
     Section 4.1 Certificate
     Upon the Partnership’s issuance of Common Units, Subordinated Units, Class B Units or Class C Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Class C Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Class C Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act; and provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11. The Partners holding Certificates evidencing Class C Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Class C Units are converted into Common Units pursuant to the terms of Section 5.12.
     3. Section 4.5(d) of the Partnership Agreement is hereby amended and restated as follows:

     (d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units, Class C Units and Common Units (whether issued upon conversion of the Subordinated Units, conversion of Class C Units or otherwise) to one or more Persons.
     4. Section 5.5(a) of the Partnership Agreement is hereby amended and restated as follows:
     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (provided that PIK Units shall not be deemed property for these purposes) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account balance in respect of each Class C Unit (other than PIK Units) shall be determined by reference to the fair market value of a Common Unit on the date such Unit is issued as set forth in the Unit Purchase Agreement or Registration Rights Agreement, as applicable. The initial Capital Account balance in respect of each PIK Unit shall be determined in accordance with Section 5.12(d)(iv). Immediately following the initial creation of a Capital Account balance in respect of each Class C Unit, each Unitholder acquiring such a Unit at original issuance shall be deemed to have received a cash distribution or to have made a cash contribution, as the case may be, in respect of such Unit equal to the amount by which (A) the fair market value of a Common Unit on the date of issuance exceeds or is less than, as the case may be, (B) the Issue Price for such Unit.
     5. Section 5.5(c) of the Partnership Agreement is hereby amended to add a new subclause (iii) as follows:
     (iii) Immediately prior to the transfer of a Class C Unit or of a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class C Units or converted Class C Units will (A) first, be allocated to the Class C Units or converted Class C Units to be transferred in an amount equal to the product of (x) the number of such Class C Units or converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class C Units or converted Class C Units (“Retained Converted Class C Units”); provided that, if such remaining balance would be negative, items of Partnership income and gain shall be specially allocated pursuant to Section 6.1(d)(v) to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class C Units or Retained Converted Class C Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class C Units or converted Class C Units will have a balance equal to the amount allocated under clause (A) hereinabove.
     6. Section 5.5(d) of the Partnership Agreement is hereby amended and restated as follows:
     (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of Class C Units to Common Units pursuant to Section 5.12(c), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time (x) first, if such issuance or conversion occurs after the initial issuance of Class C Units, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Class C Units and the converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit) and (y) second, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
          (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized

Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners at such time (x) first, if such actual or deemed distribution occurs after the initial issuance of Class C Units, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Class C Units and the converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit) and (y) second, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
     7. Section 5.9 of the Partnership Agreement is hereby amended to add a new clause (e) as follows:
     (e) For the avoidance of doubt, upon any pro rata distribution of Partnership Securities to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class C Units as follows: (i) if the Partnership issues Partnership Securities as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Class C Units shall be subdivided into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Securities constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision; and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class C Units shall be combined into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.
     8. Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

     Section 5.12 Establishment of Class C Units
     (a) The General Partner hereby designates and creates a series of Limited Partner Interests to be designated as “Class C Units” and consisting of a total of 7,500,000 Class C Units, having the terms and conditions set forth herein.
     (b) The holders of the Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.
     (c) Conversion of Class C Units
     (i) Immediately before the close of business on the Conversion Date (which shall be the date that is the earliest of (i) the second anniversary of the initial issuance of Class C Units pursuant to the Unit Purchase Agreement, and (ii) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted, which such notice shall be delivered upon the determination of the General Partner), the Class C Units shall automatically convert into Common Units on a one-for-one basis.
     (ii) Upon conversion, the rights of a holder of converted Class C Units as holder of Class C Units shall cease with respect to such converted Class C Units, including any rights under this Agreement with respect to holders of Class C Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. All Class C Units shall, upon the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Class C Units converted.
     (iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class C Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver a Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
     (iv) (A) Except as otherwise provided in Section 5.8, the Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class C Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(c).
          (B) All Common Units delivered upon conversion of the Class C Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights (except as otherwise provided in Section 5.8) and free of any lien or adverse claim.
          (C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class C Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class C Units to the extent permitted or required by the rules of such exchange or market.
          (D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class C Units any rights as a creditor in respect of its right to conversion.
(d) Class C Distributions.
     (i) Each Class C Unit shall have the right to share in distributions pursuant to Sections 6.4(a)(i), 6.4(a)(ii), 6.4(a)(iv), 6.4(a)(v), 6.4(a)(vi), 6.4(a)(vii), 6.4(b)(i), 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(iv), 6.4(b)(v) and 6.5 on a pro rata basis with the Common Units as provided therein. All or any portion of each distribution payable in respect of the Class C Units (the “Class C Unit Distribution”) may, at the election of the Partnership, be paid in Class C Units (any amount of such Class C Unit Distribution so paid in PIK Units, the “PIK Distribution Amount”). The number of PIK Units to be issued in connection with a PIK Distribution Amount shall be the quotient of (A) the PIK Distribution Amount divided by (B) the volume-weighted average price of the Partnership’s Common Units for the ten (10) trading days immediately preceding the date the Class C Unit Distribution is declared; provided that instead of issuing any fractional PIK Units, the Partnership shall round the number of PIK Units issued down to the next lower whole PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK Units issued up to the next higher whole PIK Unit.
     (ii) Notwithstanding anything in this Section 5.12(d) to the contrary, with respect to Class C Units that are converted into Common Units, the holder thereof shall not be entitled to a Class C Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.
     (iii) When any PIK Units are payable to a holder of Class C Units pursuant to this Section 5.12, the Partnership shall issue the PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 6.4 or 6.5, as applicable (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Partnership shall issue to such holder of Class C Units a certificate or certificates for the number of PIK Units to which such holder of Class C Units shall be entitled.
     (iv) For purposes of maintaining Capital Accounts under Section 5.5, if the Partnership distributes one or more PIK Units to a holder of Class C Units or to a holder of Incentive Distribution Rights, (i) the Partnership shall be treated as distributing cash to such holder of Class C Units or Incentive Distribution Rights equal to the PIK Distribution Amount or PIK IDR Distribution Amount, as applicable, and (ii) the holder of Class C Units or Incentive Distribution Rights shall be deemed to have recontributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the PIK Distribution Amount or PIK IDR Distribution Amount, as applicable, less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.
     (v) To the extent any portion of the Class C Unit Distribution is paid in PIK Units for any Quarter pursuant to Section 5.12(d)(i), a portion of the Incentive Distributions for such Quarter shall likewise be paid to the holders of Incentive Distribution Rights in PIK Units (any amount of such Incentive Distributions so paid in PIK Units, the “PIK IDR Distribution Amount”). The PIK IDR Distribution Amount for any such Quarter shall be equal to the product of the aggregate Incentive Distributions distributable to the holders of Incentive Distribution Rights (including any PIK IDR Distribution Amount) for such Quarter, multiplied by the quotient of (1) the PIK Distribution Amount for such Quarter divided by (2) the aggregate distributions distributable (including any PIK Distribution Amount) with respect to all Units for such Quarter pursuant to Sections to Sections 6.4 and 6.5. The number of PIK Units to be issued in connection with a PIK IDR Distribution Amount shall be the quotient of (A) the PIK IDR Distribution Amount divided by (B) the volume-weighted average price of the Partnership’s Common Units for the ten (10) trading days immediately preceding the date the relevant Class C Unit Distribution is declared; provided that instead of issuing any fractional PIK Units, the Partnership shall round the number of PIK Units issued down to the next lower whole PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK Units issued up to the next higher whole PIK Unit.
     (e) The Class C Units will have such voting rights pursuant to this Agreement as such Class C Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that the Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority (or such other percentage as set forth in this Agreement) of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class.

     (f) Each Class C Unit and each Class C Unit that has converted into a Common Unit shall be subject to the provisions of Sections 5.5(c)(iii), 5.5(d), 6.1(d)(x)(C) and 6.7(f).
     9. Section 6.1(c)(i)(C) of the Partnership Agreement is hereby amended and restated as follows:
     (C) Third, (x) to the extent the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit (or converted Class C Unit) or comparable fraction thereof are not identical, (1) to all Unitholders holding such class of Units with the lower Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (C) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class C Unit (or converted Class C Unit) or comparable fraction thereof are equal, and (y) if after application of subclause (x) of this Clause (C), the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit or comparable fraction thereof, on the one hand, and a Class B Unit (or converted Class B Unit) or comparable fraction thereof, on the other hand, are not identical, (1) to all Unitholders holding the class (or classes) of Units with the lower Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (C) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Accounts of all of such Unitholders in such Units (on a per Unit basis) are equal;
     10. Section 6.1(c)(ii)(B) of the Partnership Agreement is hereby amended and restated as follows:
     (B) Second, (x) if the Adjusted Capital Account of a Common Unit or comparable fraction thereof, a Class C Unit (or converted Class C Unit) or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, (1) to the Unitholders holding the class of Units with the highest Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (B) and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of such Unitholders (on a per Unit basis) is equal to the Adjusted Capital Account of the Unitholders holding the class of Units with the next highest Adjusted Capital Account (on a per Unit basis) and (y) if after application of subclause (x) of this Clause (B), the Adjusted Capital Account of a Common Unit or comparable fraction thereof, a Class C Unit (or converted Class C Unit) or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, (1) to the Unitholders holding the class(es) of Units with the higher Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (B), and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof, each Class C Unit (or converted Class C

Unit) or comparable fraction thereof and each Class B Unit (or converted Class B Unit) or comparable fraction thereof are equal;
     11. Section 6.1(d)(x) of the Partnership Agreement is hereby amended and restated as follows:
     (x) Economic Uniformity.
     (A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.
     (B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f)

     (C) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class C Units into Common Units pursuant to Section 5.12, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion of Class C Units pursuant to Section 5.12 (“Converted Class C Units”) in the proportion of the number of the Converted Class C Units held by such holder or holders to the total number of Converted Class C Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Class C Units to an amount equal to the product of (A) the number of Converted Class C Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Class C Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class C Units into Common Units. The General Partner shall have discretion as to the priority of the application of this Section 6.1(d)(x)(C) as compared to Sections 6.1(d)(x)(A) and 6.1(d)(x)(B).
     12. Section 6.4(a)(i) of the Partnership Agreement is hereby amended and restated as follows:
     (i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units and Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
     13. Section 6.4(a)(ii) of the Partnership Agreement is hereby amended and restated as follows:
     (ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units and Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;
     14. Section 6.5 of the Partnership Agreement is hereby amended and restated as follows:
     Section 6.5 Distributions of Available Cash from Capital Surplus
     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units and Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
     15. The heading to Section 6.7 of the Partnership Agreement is hereby amended to read in its entirety: Special Provisions Relating to the Holders of Subordinated Units, Class B Units and Class C Units.
     16. Section 6.7 of the Partnership Agreement is hereby amended to add a new clause (f) as follows:
     (f) The holder of a Class C Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that such Class C Units shall be and after conversion into Common Units pursuant to Section 5.12 shall remain subject to the provisions of Sections 5.5(c)(iii) and 6.1(d)(x)(C).
     17. Except as hereby expressly modified, all terms of the Partnership Agreement remain in full force and effect. This Amendment (i) shall bind and benefit the partners and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors, and assigns; (ii) shall be modified or amended only in the manner set forth in the Partnership Agreement; (iii) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT; (iv) and embodies the entire agreement and understanding between the parties with respect to modifications of instruments provided for herein and supersedes all prior conflicting or inconsistent agreements, consents, and understandings relating to such subject matter.
     18. SEVERABILITY. EACH PROVISION OF THIS AMENDMENT SHALL BE CONSIDERED SEVERABLE AND IF FOR ANY REASON ANY PROVISION OR PROVISIONS HEREIN ARE DETERMINED TO BE INVALID, UNENFORCEABLE OR ILLEGAL UNDER ANY EXISTING OR FUTURE LAW, SUCH INVALIDITY, UNENFORCEABILITY OR ILLEGALITY SHALL NOT IMPAIR THE OPERATION OF OR AFFECT THOSE PORTIONS OF THIS AMENDMENT THAT ARE VALID, ENFORCEABLE AND LEGAL.
     19. All the terms and provisions of the Partnership Agreement, as amended hereby, are hereby ratified, confirmed, and adopted.

     20. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER: CRESTWOOD GAS SERVICES GP LLC
By:	/s/ William G. Manias
	Name:	William G. Manias
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Second Amendment to Second Amended and Restated Limited Partnership Agreement